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                                                            Exhibit - (d)(4)(ii)


                                   SCHEDULE A

                              WITH RESPECT TO THE

                        INVESTMENT MANAGEMENT AGREEMENT

                                    BETWEEN

                                ING EQUITY TRUST

                                      AND

                              ING INVESTMENTS, LLC



FUND                               ANNUAL INVESTMENT MANAGEMENT FEE
----                               --------------------------------
                                   (as a percentage of average daily net assets)

ING Financial Services Fund        1.00% of first $30 million of assets
                                   0.75% of next $95 million of assets
                                   0.70% of assets in excess of $125 million